Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Best Health, Inc. of our report dated February 20, 2008 relating to the financial statements of Best Health, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Gately & Associates, LLC

Winter Park, Florida

January 9, 2009